Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Alabama National BanCorporation listed below of our report dated March 1, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 23, as to which the date is November 27, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

Registration Statements on Form S-8:

333-137826	333-113323	333-76301
333-133467	333-113249	333-76305
333-124871	333-111319	333-76313
333-124416	333-111318	333-76315
333-118806	333-106315	333-76317
333-114994	333-106314	333-27285
333-113324	333-47748

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

November 27, 2007